EXHIBIT 99.1 TO FORM 8-K

TheStreet.com Announces Management Changes
CEO Thomas J. Clarke, Jr., to Leave Company; Daryl Otte Named Interim Chief Executive Officer

NEW YORK, March 13, 2009 (BUSINESSWIRE) -- TheStreet.com, Inc. (NASDAQ: TSCM), a leading financial media company, announced today that Thomas J. Clarke, Jr., its Chief Executive Officer and a Director for the past ten years, is leaving the Company.

 “I want to thank Tom for his long-time service to the Company and wish him the best of luck in his future endeavors,” said James J. Cramer, the Company’s chairman of the board.

A Committee of the Board, led by Daryl Otte, has commenced a search for a new Chief Executive Officer.

The Company also announced that Mr. Otte, who has served as a Director of the Company since 2001 and has previously served as the Chairman of the Company’s Audit Committee, will assume the role of interim Chief Executive Officer of the Company. Mr. Otte will remain as interim CEO until a permanent replacement is named.

Mr. Otte is a founding partner of Montefiore Partners, a venture capital investment fund management firm. Prior to founding Montefiore Partners in 2000, Mr. Otte was senior vice president and member of the executive committee of Ziff-Davis, Inc., a leading media company. During his service at Ziff-Davis from 1995 through 2000, Mr. Otte initiated and managed acquisition and development projects and venture investments, including some of the early commercialization efforts of the Internet.

About TheStreet.com, Inc.
TheStreet.com is a leading financial media company. It engages audiences on video and digital platforms through some of the Web's best known sites: TheStreet.com, RealMoney.com, Stockpickr.com, BankingMyWay.com, MainStreet.com, Rate-Watch.com and Promotions.com. Through this network, the company produces and distributes content in all areas where life and money intersect to inform, engage and activate one of the most affluent, influential audiences on the Web today. For more information and to get stock quotes and business news, visit http://www.thestreet.com.

SOURCE: TheStreet.com, Inc.

CONTACT: TheStreet.com, Inc.
Rebecca Updegraph, Investor Relations
Phone: 212-321-5008
Email: IR@TheStreet.com